Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE, dated August 3, 2026 (the “Agreement”), is between Antony Koblish (“Executive”) and TELA Bio, Inc. (“TELA Bio” or the “Company”).

WHEREAS, TELA Bio and Executive entered into that certain Amended and Restated Employment Agreement, dated October 25, 2019 (the “Employment Agreement”);

WHEREAS, in accordance with Section 5 of the Employment Agreement, TELA Bio has provided Executive with written notice of termination of the Employment Agreement and termination of Executive’s employment with TELA Bio without Cause, effective on August 3, 2026 (the “Separation Date”); and

WHEREAS, in accordance with Section 5.1.6 of the Employment Agreement, Executive is eligible for certain separation benefits conditioned on his signing this Agreement and a release of claims;

NOW, THEREFORE, in consideration of the promises, the mutual covenants of the Executive and TELA Bio (collectively the “Parties”) herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1.	Separation from Employment. Executive is terminated without Cause, effective as of the Separation Date.
2.

Resignation from Positions with Company.  As of the Separation Date, Executive resigns, effective immediately, from all officer, director, and other positions he holds with the Company and/or its affiliates.

3.	Benefits Regardless of Execution of this Agreement. Regardless of whether Executive executes this Agreement, the Company shall provide Executive with the following:
a.	Pay to the Executive all accrued and unpaid Base Salary through the Separation Date at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices.
b.

Executive’s health insurance benefits (medical, dental and vision) will end on August 31, 2026. Beginning on September 1, 2026, Executive may elect to continue health insurance coverage, at Executive’s sole expense, under the federal law commonly known as “COBRA.” Information regarding COBRA continuation coverage will be provided to Executive under separate cover.

4.

Severance and Benefits Upon Execution of Agreement.  Conditioned on the Executive’s execution and delivery of this Agreement and Release to the Company and on such Release becoming irrevocable by the sixtieth (60th) day following the Separation Date, as well as

Executive’s continued compliance with the terms and conditions of this Agreement the Company will:

a.

Make severance payments to the Executive in the form of continuation of the Executive’s current Base Salary for a period of twelve (12) months (the “Severance Payments”). To the extent that any Severance Payments are delayed pending the Release becoming irrevocable, the delayed amounts will be paid in a lump sum as soon as administratively practicable after the Release becomes irrevocable. The remainder of the Severance Payments will be paid thereafter in accordance with the Company’s normal payroll practices; and

b.

Provided that Executive is eligible for and timely elects to continue his health, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay COBRA premiums on Executive’s behalf for a period of twelve (12) months, under the same terms and conditions as if Executive was an active employee. At the end of the twelve (12)-month period, Executive may continue COBRA coverage at his sole expense, to the extent he remains eligible to so continue COBRA coverage.

c.

Notwithstanding anything to the contrary in the applicable equity agreement(s) between the Executive and the Company and the applicable Company equity plan (the “Equity Documents”), all equity awards held by the Executive shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Separation Date or (ii) the Effective Date (the “Accelerated Vesting Date”); provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the equity awards that would otherwise be forfeited on the Separation Date will be delayed until the earlier of (A) the Effective Date (at which time acceleration will occur), or (B) the date that the Agreement can no longer become fully effective (at which time the unvested portion of such equity awards will be forfeited); provided further that, for any awards that vest in whole or in part based on the attainment of performance-vesting conditions, only the service-vesting conditions (if any) of such award shall be deemed satisfied, while the performance-vesting conditions of such award shall remain eligible to be achieved based upon actual performance over the remainder of the applicable performance period. Notwithstanding the foregoing, no additional vesting of the Executive’s equity awards shall occur during the period between the Separation Date and the Accelerated Vesting Date.

d.

Subject to Board approval, the period during which the Executive may exercise his outstanding options (including any options accelerated in accordance with the foregoing Section 4(c)) shall be extended until the earlier of (i) December 31, 2027 and (ii) the applicable expiration date set forth in the Equity Documents, subject to earlier termination in the event of a Change in Control (as defined in the Equity Documents) (the “Exercise Period Extension”). The Executive acknowledges that as a result of the Exercise Period Extension, any options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code, as amended (the “Code”) may no longer so qualify. The Executive is advised to seek tax guidance from his personal tax advisors with regard to the effect of the Exercise Period Extension on the tax treatment of the Executive’s stock options. Except as set forth in Sections 4(c) and (d), the terms of the Equity Documents shall continue in full force in all respects.

5.

Release.  In consideration of the foregoing, Executive freely and voluntarily releases and discharges the Company, its affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and their current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, “Protected Parties”), from any and all suits, causes of action, complaints, obligations, demands, promises or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, foreseen or unforeseen (hereinafter “Claims”), which Executive ever had or now have against the Company or any Protected Party (the “Release”). This Release specifically includes, but is not limited to, any and all Claims:

a.

That could be brought under any federal, state or local law, including but not limited to the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, all as amended, and any comparable statute of any other state, county or locality;

b.	That relate to Executive’s employment by and termination of employment with the Company;
c.	For compensation and benefits, including without limitation, salary, severance pay, separation pay, commissions, incentive pay, stock, stock options, vacation pay, sick pay, or bonuses;
d.	For wrongful or constructive discharge or breach of contract (whether express or implied);
e.

For alleged employment discrimination and/or retaliation on the basis of any legally protected characteristic, including but not limited to age, race, color, religion, sex, sexual orientation, gender identity or expression, national origin, veteran status, and/or handicap, disability, or any other protected class in violation of any federal, state, or local statute, ordinance, judicial precedent, or executive order;

f.	Under any federal or state statute relating to employee benefits or pensions;
g.	In tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantages, intentional infliction of emotional distress, or negligence);

h.	For additional compensation or damages of any kind; and
i.	For attorney’s fees and costs.
6.

Covenant Not to Sue.  Executive acknowledges that this Agreement constitutes a full settlement, accord and satisfaction of all claims covered by the Release provisions of Paragraph 5. Executive represents that Executive has not filed any complaints, charges, claims, grievances, or lawsuits against the Company or any Releasee with any local, state, or federal agency or court or other tribunal. Executive further agrees, subject to Section 12 of this Agreement, not to sue the Company or join any lawsuit against the Company or any of the Releasees, concerning any matter that arose on or before the Effective Date of this Agreement. Further, notwithstanding the foregoing, it is understood by the parties that Executive is not releasing:

a.Any claims which may arise under the terms of this Agreement;

e.	Any claims that may arise out of events occurring after the date Executive executes this Agreement;
f.	Any claims which may not be released as a matter of law;
e.	Any claims to any vested benefits that Executive already is entitled to receive under any of the Company’s employee benefit plans; or
f.	Any right Executive may have to benefits under workers’ compensation laws, unemployment compensation laws or COBRA.
7.

Class/Collective Action Waiver.  If a Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceedings based on such a claim in which the Company is a party.

8.

Confidentiality of Agreement.  Subject to Section 12 of this Agreement, Executive agrees not to reveal the terms of this Agreement or the fact that this Agreement exists, except: (i) to Executive’s immediate family, tax advisors, or attorneys and only on condition that they also maintain the confidentiality of this Agreement; (ii) as required by law, regulation, or legal process or as permitted in Section 12 of this Agreement; and (iii) for the purpose of enforcing this Agreement.

9.

Nondisparagement.  Subject to Section 12 of this Agreement, Executive agrees not to make any statements about the Company or any Protected Party that are disparaging or would negatively affect the reputation of the Company or any Protected Party. The Company will instruct its officers to refrain from making statements about the Executive that are disparaging or would negatively affect the reputation of the Executive.

10.

Confidential Information, Non-Competition and Assignment Agreement.  Executive understands and agrees that his obligations under that certain Confidential Information, Non-Competition and Assignment Agreement (the “Restrictive Covenant Agreement”), remain in full force and survive termination of his employment and the Employment Agreement.

11.

Cooperation.  Executive agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this paragraph so as not to interfere with the Executive’s other personal and professional commitments.

12.

Protected Activates.  Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

13.

Acknowledgements.  Executive acknowledges and agrees that Executive is not eligible for any payments from the Company, or any Company-paid benefits under the Employment Agreement or under any other agreement with the Company, except as expressly set forth in this Agreement or with respect to any vested benefits under the Company’s 401(k) plan, if applicable.

14.

No Admission of Liability.  Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any Protected Party. Rather, the proposed Agreement, including the Release, is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

15.

Section 409A.  All payments hereunder our intended to be exempt from Section 409A of the Code pursuant to the separation pay exemption set forth under Treasury Regulation Section 1.409A-1(b)(9) or as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) and shall be interpreted consistent with the requirements of those regulations. Notwithstanding foregoing, the Company shall not be liable to Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter, determines for any reason that such payments are subject to taxes, penalty, or interest as a result of failing to be exempt from or comply with section 409A of the Code. For purposes of Section 409A of the Code, each payment pursuant to this Agreement is intended to be a separate payment.

16.	Affirmations. In signing this Separation Agreement and General Release, Executive affirms the following:
a.	Executive has not filed, or caused to be filed, or presently is a party to any claim against the Company;
b.

Executive has been paid and received all compensation, salary, severance pay, separation pay, commissions, incentive pay, stock, stock options, vacation pay, sick pay or bonuses and benefits due to Executive, except as provided in this Agreement;

c.	Executive is not eligible for any leave of absence under any statute, rule or regulation, other than what already may have been provided to him;
d.	Executive has not sustained any workplace injuries; and
e.

Executive has fully disclosed to the Company any matters for which he was responsible, or which came to his attention as an employee of TELA Bio that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company. Executive has not brought an internal or external complaint of discrimination, harassment or retaliation, or sexual assault, and does not believe that he has a basis for doing so.

17.

Waiver.  Executive understands that by signing this Agreement, Executive is providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement is executed by Executive, other than any claims that cannot lawfully be waived.

18.

Choice of Law.  The laws of the Commonwealth of Pennsylvania will apply to any dispute concerning this Agreement, except where preempted by federal law. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. Should the general release be declared unlawful or unenforceable by a court of competent jurisdiction, Executive agrees to sign a new general release which is in a form acceptable to the Company for no additional consideration.

19.	Modifications. This Agreement may not be modified, altered, or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.
20.

Entire Agreement.  This Agreement, together with the Restrictive Covenant Agreement, represents the entire agreement between the parties and supersedes any prior agreements between the parties, including, but not limited to, the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with Executive’s decision to accept this Agreement, except for those expressly set forth in this Agreement.

21.	Knowing and Voluntary Waiver. Executive acknowledges that:
a.	He has read this Agreement and has had an opportunity to discuss it with the individuals of his choice, who are not associated with the Company;
b.	The Company has advised Executive to consult with an attorney of his own choosing;
c.	He understands the meaning and effect of the terms of this Agreement, including the Release;
d.	He was given adequate time to determine whether he wished to enter into this Agreement, including the Release;
e.	The entry into and execution of this Separation Agreement and Release is of his own free and voluntary act without compulsion of any kind;
f.	No promise or inducement not expressed herein has been made to Executive;
g.	He has enough information to make a knowing and voluntary waiver.

21.Consideration Period.  Executive has twenty-one (21) days (the “Consideration Period”) to accept this offer by signing this Agreement and forwarding it to Jennifer Armstrong, SVP – Human Resources. If Executive signs this Agreement prior to the expiration of the Consideration Period, the remainder of the Consideration Period is waived. If Executive fails to sign this Agreement before the expiration of the Consideration Period, the offers contained in this Agreement are deemed to be withdrawn. Executive agrees that any changes to this Agreement, regardless of whether they are material, will not restart the Consideration Period.

22.Revocation Period.  Executive has seven (7) days after he signs this Agreement to revoke his signature and acceptance of this Agreement. Executive may revoke this Agreement by sending a written notice of revocation to Ms. Armstrong in a manner so that it is received before the end of the seven-day period. If Executive revokes his signature on this Agreement, the offers contained in this Agreement are deemed withdrawn. This Agreement will become effective on the eighth day after Executive signs it, provided he has not revoked his signature on this Agreement (the “Effective Date”).

TELA BIO, INC.

/s/ Roberto Cuca
By: Roberto Cuca
Its: Chief Operating Officer & Chief Financial Officer

/s/Antony Koblish	Dated:8/07/2026